Exhibit 10.2

Agreement for Standby Letter of Credit

(this “Agreement”)

In consideration of the issuance by Citibank, N.A. (“Citibank”), in its discretion, of a standby or direct pay letter of credit (the “Credit”) at the request of the party signing below (the “Applicant”) substantially in accordance with the application corresponding hereto (the “Application”) or as otherwise requested by Applicant in writing, Applicant unconditionally agrees with Citibank as follows:

1.	Reimbursement.

Applicant will reimburse Citibank, on demand, the amount of each draft or other request for payment (each, a “Draft”) drawn under the Credit, whether such Draft is presented to Citibank before, on or, if in accordance with applicable law or letter of credit customs and practice, after the expiry date stated in the Credit. Each such reimbursement shall be due on the date Citibank makes payment under the Credit, subject to Section 3 below.

2.	Commissions, Fees and Expenses.

Applicant will pay Citibank (a) commissions and fees with respect to the Credit for so long as Citibank shall be obligated under the Credit in accordance with applicable law or letter of credit customs and practice (i) at such rates and times as Applicant and Citibank may agree in writing or (ii), in the absence of such an agreement, in advance and in accordance with Citibank’s standard commissions and fees then in effect, to cover the full tenor of the Credit without refund for any unused portion of such tenor, and (b), on demand, all expenses which Citibank may pay or incur with respect to the Credit.

3.	Payments; Interest on Past Due Amounts; Computations.

All amounts due from Applicant shall be paid to Citibank at 399 Park Avenue, New York, New York 10043 (or such other address notified to Applicant in writing), without defense, set-off, cross-claim or counterclaim of any kind, in United States Dollars and in same day funds, provided, that if any such amount due is based on Citibank’s payment in a currency other than United States Dollars, Applicant will, at Citibank’s option, reimburse Citibank in such currency or pay the equivalent of such amount in United States Dollars computed at Citibank’s or its correspondent’s currency selling rate applicable to the place, currency and value date on which Citibank pays such amount. Applicant’s obligation to make payments in United States Dollars shall not be satisfied by any tender, or any recovery by Citibank pursuant to any judgment, which is expressed in or converted into any currency other than United States Dollars, except to the extent that such tender or recovery results in the actual receipt by Citibank in New York of the full amount of United States Dollars payable under this Agreement. Any amount not paid when due shall bear interest until paid in full at a daily fluctuating interest rate per annum equal to two percent per annum above (a) the rate of interest announced publicly from time to time by Citibank in New York as Citibank’s Base Rate or (b), if another currency for Applicant’s payment is selected by Citibank, a corresponding base rate in that currency, as selected by Citibank. Applicant authorizes Citibank to charge any account of Applicant for any amount when due. Unless otherwise agreed in writing as to the Credit and subject to any other provision of this Agreement, all computations of commissions, fees and interest shall be based on a 360-day year and actual days elapsed.

4.	Additional Costs.

If Citibank determines that the introduction or effectiveness of, or any change in, any law or regulation or compliance with any guideline or request from any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) affects or would affect the amount of capital or reserves required or expected to be maintained by Citibank or any corporation controlling Citibank, and Citibank determines that the amount of such capital or reserves is increased by or based upon the existence of the Credit, then Applicant shall pay Citibank on demand from time to time additional amounts sufficient in Citibank’s judgment to compensate for the increase. Citibank’s certificate as to amounts due shall be conclusive, in the absence of manifest error.

5.	Taxes.

(a) Any and all payments made to Citibank hereunder shall be made free and clear of and without deduction for any and all present and future taxes (including value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding therefrom (i) taxes imposed on Citibank’s overall net income and franchise taxes imposed on Citibank in lieu of net income taxes by the jurisdiction under the laws of which Citibank is organized or any political subdivision thereof and (ii) taxes imposed on Citibank’s overall net income and franchise taxes imposed on Citibank in lieu of net income taxes by the jurisdiction in which the office issuing the Credit is located or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities are hereinafter referred to as “Taxes”).

(b) If any Taxes shall be required by law to be deducted from any amount payable to Citibank under this Agreement, Applicant shall increase such amount as may be necessary so that, after making all required deductions (including deductions applicable to any additional amounts payable under this section), Citibank receives an amount equal to the amount Citibank would have received had no such deductions been made, Applicant shall make such deductions and Applicant shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(c) In addition, Applicant shall pay any and all present and future stamp and documentary taxes and any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Credit or from the execution, delivery, registration of, performing under, or otherwise with respect to, this Agreement or as a result of the issuance, maintenance or negotiation of the Credit hereunder (each such payment, an “Other Tax”).

(d) Applicant shall indemnify Citibank for and hold Citibank harmless against the full amount of Taxes and Other Taxes (including any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this section) imposed on or paid by Citibank or any affiliate of Citibank in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnity shall be made within 30 days from the date Citibank makes written demand therefor.

(e) Within 30 days after the date of any payment of Taxes, Applicant shall furnish to Citibank at its address hereunder, the original or a certified copy of a receipt evidencing such payment. In case of any payment hereunder by or on behalf of Applicant, if Applicant determines that no Taxes are payable in respect thereof, Applicant shall, at Citibank’s request, furnish, or cause the payor to furnish, to Citibank an opinion of counsel acceptable to Citibank stating that such payment is exempt from Taxes.

6.	Indemnification.

Applicant will indemnify and hold Citibank and its officers, directors, affiliates, employees, attorneys and agents (each, an “Indemnified Person”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, other dispute resolution expenses (including fees and expenses in preparation for a defense of any investigation, litigation or proceeding) and costs of collection that arise out of or in connection with: (a) the issuance of the Credit, (b) any payment or action taken or omitted to be taken in connection with the Credit (including any action or proceeding seeking (i) to restrain any drawing under the Credit, (ii) to compel or restrain the payment of any amount or the taking of any other action under the Credit, (iii) to compel or restrain the taking of any action under this Agreement, or (iv) to obtain similar relief (including by way of interpleader, declaratory judgment, attachment or otherwise), regardless of who the prevailing party is in any such action or proceeding), (c) the enforcement of this Agreement or (d) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority or any other cause beyond Citibank’s control, except in each of (a) through (d) above, to the extent such claim, liability, loss, damage, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. Applicant will pay on demand from time to time all amounts owing under this section.

7.	Obligations Absolute.

Applicant’s obligations to Citibank under this Agreement and in respect of the Credit (whether absolute or contingent, present or future, collectively, the “Obligations”) shall be unqualified, irrevocable and payable in the manner and method provided for under this Agreement irrespective of any one or more of the following circumstances: (a) any lack of validity or enforceability of this Agreement, the Credit or any other agreement, application, amendment, guaranty, document, or instrument relating thereto, (b) any change in the time, manner or place of payment of or in any other term of all or any of the Obligations of Applicant or the obligations of any person or entity that guarantees any of the Obligations, (c) the existence of any claim, set-off, defense or other right that Applicant may have at any time against any beneficiary or any transferee of the Credit (or any person or entity for whom any such beneficiary or transferee may be acting), Citibank or any other person or entity, whether in connection with any transaction contemplated by this Agreement or any unrelated transaction, or any claim by Citibank or Applicant against the beneficiary of the Credit for breach of warranty, (d) any exchange, release or non-perfection of any collateral or release or amendment or waiver of or consent to depart from the terms of any guarantee or security agreement, for all or any of the Obligations, (e) any Draft, certificate or other document presented under the Credit being forged, fraudulent, invalid or insufficient or any statement therein being untrue or inaccurate, (f) the issuance of the Credit (or any amendment thereto) in a form other than substantially as requested by Applicant, unless Citibank receives written notice from Applicant of such error within three business days after Applicant shall have received a copy of the Credit (or such amendment), (g) the decision by Citibank not to issue an amendment to the Credit requested by Applicant, (h) any previous Obligation, whether or not paid, arising from Citibank’s payment against any Draft, certificate or other document which appeared on its face to be signed or presented by the proper entity but was in fact forged, fraudulent or invalid or any statement therein was untrue or inaccurate, (i) payment by Citibank under the Credit against presentation of a Draft or other document that does not comply with the terms and conditions of the Credit unless Citibank receives written notice from Applicant of such discrepancy within three business days following Applicant’s receipt of such Draft or other document, and (j) any action or inaction taken or suffered by Citibank or any of its affiliates or correspondents in connection with the Credit or any relevant Draft, certificate or other document, if taken in Good Faith (as defined in Article 5 of the New York Uniform Commercial Code (the “NY UCC”)) and in conformity with applicable New York, United States or non-United States laws, regulations or letter of credit customs and practice.

8.	Limitations of Liability.

Without limiting any other provision of this Agreement, Citibank, its affiliates and any of its correspondents: (a) may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in Good Faith to have been authorized by Applicant, whether or not given or signed by an authorized person, (b) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with the Credit, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not they be in cipher), or for errors in interpretation of technical terms or in translation (and Citibank, its affiliates and its correspondents may transmit terms of the Credit without translating them), (c) shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any Draft, certificate or other document presented under the Credit if such Draft, certificate or other document on its face appears substantially to comply with the terms and conditions of the Credit, (d) shall not be responsible for any acts or omissions by or the solvency of the beneficiary of the Credit or any other person or entity having any role in any transaction underlying the Credit, (e) may accept or pay as complying with the terms and conditions of the Credit any Draft, certificate or other document appearing on its face (i) substantially to comply with the terms and conditions of the Credit, (ii) to be signed or presented by or issued to any successor of the beneficiary or any other person in whose name the Credit requires or authorizes that any Draft, certificate or other document be signed, presented or issued, including any administrator, executor, personal representative, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other person or entity purporting to act as the representative of or in place of any of the foregoing, or (iii) to have been signed, presented or issued after a change of name of the beneficiary, (f) may disregard (i) any requirement stated in the Credit that any Draft, certificate or other document be presented to it at a particular hour or place and (ii) any discrepancies that do not reduce the value of the beneficiary’s performance to Applicant in any transaction underlying the Credit, (g) may accept as a “Draft” any written or electronic demand or other request for payment under the Credit, even if such demand or other request is not in the form of a negotiable instrument, (h) shall not be responsible for the effectiveness or suitability of the Credit for Applicant’s purpose, or be regarded as the drafter of the Credit regardless of any assistance that Citibank may, in its discretion, provide to Applicant in preparing the text of the Credit or amendments thereto, (i) shall not be liable to Applicant for any consequential or special damages, or for any damages resulting from any change in the value of any foreign currency, services or goods or other property covered by the Credit, (j) may assert or waive application of any UCP or ISP (in each case, as defined below) article primarily benefiting bank issuers, (k) may honor a previously dishonored presentation under the Credit, whether pursuant to court order, to settle or compromise any claim that it wrongfully dishonored or otherwise and shall be entitled to reimbursement to the same extent as if it had initially honored said presentation plus reimbursement of any interest paid by it, (l) is authorized (but shall not be required) to disregard any non-documentary conditions stated in the Credit and (m) may pay any nominated bank (as such term is defined in UCP 600 (see below) or nominated person (as such term is defined in ISP (see below)) (in either case as designated or permitted by the terms of the Credit) claiming that it rightfully honored under the laws, customs or practice of the place where it is located. None of the circumstances described in this section shall place Citibank or any of its affiliates or correspondents under any resulting liability to Applicant.

9.	Independence.

Applicant acknowledges that the rights and obligations of Citibank under the Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying the Credit, including contracts or arrangements between Citibank and Applicant and between Applicant and the beneficiary of the Credit. Citibank shall have no duty to notify Applicant of its receipt .of a demand or a Draft, certificate or other document presented under the Credit or of its decision to honor such demand. Citibank may, without incurring any liability to Applicant or impairing its entitlement to reimbursement under this Agreement, honor a demand under the Credit despite notice from Applicant of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of the Credit or any other person. Citibank shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of the Credit. Citibank shall have no duty to seek any waiver of discrepancies from Applicant, nor any duty to grant any waiver of discrepancies that Applicant approves or requests. Citibank shall have no duty to extend the expiration date or term of the Credit or to issue a replacement letter of credit on or before the expiration date of the Credit or the end of such term.

10.	Transfers; Assignments of Proceeds.

If, at Applicant’s request, the Credit is issued in transferable form, Citibank shall have no duty to determine the proper identity of anyone appearing in any transfer request, Draft, or other document as transferor or transferee, nor shall Citibank be responsible for the validity, appropriateness or correctness of any transfer. Citibank is not obligated to recognize an assignment of proceeds of the Credit unless and until Citibank consents to such assignment; and, except as otherwise required by applicable law, Citibank shall not be obligated to give or withhold its consent to an assignment of proceeds of the Credit. However, if Citibank consents to an assignment of proceeds of the Credit, Citibank shall have no duty to determine the proper identity of anyone appearing to be the assignor or assignee, nor shall Citibank be responsible for the validity, appropriateness or correctness of any such assignment.

11.	Extensions and Modifications of the Credit.

This Agreement shall be binding upon Applicant with respect to any extension or modification of the Credit made at Applicant’s request or with Applicant’s consent. Applicant’s Obligations shall not be reduced or impaired in any way by any agreement by Citibank and the beneficiary of the Credit extending Citibank’s time to honor or to give notice of discrepancies and any such agreement shall be binding upon Applicant.

12.	Bond or Collateral.

(a) If at any time Applicant shall seek to restrain or preclude payment of any drawing under the Credit or any court shall extend the term of the Credit or take any other action which has a similar effect, then, in each such case, Applicant shall provide Citibank with a bond or other collateral of a type and value satisfactory to Citibank as security for Applicant’s Obligations relative to the Credit; and

(b) If at any time and from time to time Citibank, in its discretion, requires collateral (or additional collateral), Applicant will on demand assign and deliver to Citibank as security for the Obligations, collateral of a type and value satisfactory to Citibank or make such cash payment as Citibank may require.

13.	Covenants of Applicant.

Applicant will (a) comply with all New York, United States and non-United States laws, regulations and rules (including foreign exchange and foreign assets control regulations and other trade-related regulations) and letter of credit customs and practice now or later applicable to the Credit, transactions related to the Credit, or Applicant’s execution, delivery and performance under this Agreement and deliver to Citibank, upon reasonable request, satisfactory evidence of such compliance, (b) deliver to Citibank, upon reasonable request, independently audited financial statements and other information concerning Applicant’s financial condition and business operations, (c) permit Citibank to inspect its books and records on reasonable notice, and (d) inform Citibank immediately upon Applicant becoming aware of the occurrence of an Event of Default (as defined below).

14.	Representations and Warranties of Applicant.

Applicant represents and warrants that (a) it is validly existing and in good standing under the laws of the jurisdiction in which it is organized, (b) its execution, delivery and performance of this Agreement are within its powers, have been duly authorized, do not contravene any contract binding on or affecting it or any of its properties, do not violate any applicable law or regulation, and do not require any notice to, filing with or other action to or by any governmental authority, (c) this Agreement is valid and binding upon Applicant, (d) the financial statements most recently received by Citibank from Applicant fairly present its financial condition in accordance with generally accepted accounting principles consistently applied, and there has been no material adverse change in the business, financial condition or results of operations of Applicant and its subsidiaries, taken as a whole, since the date of such financial statements; and (e) there is no pending or threatened action which may materially adversely affect its financial condition or business or which purports to affect the validity or enforceability of this Agreement, the Credit or any transaction related to the Credit.

Each request by Applicant for an amendment to this Agreement or for the issuance of the Credit or for any amendment to the Credit shall constitute Applicant’s representation and warranty that the foregoing statements are true and correct as if made on the date of such request.

15.	Default.

Each of the following shall be an “Event of Default” under this Agreement: (a) Applicant’s failure to pay when due any obligation to Citibank or to any of its subsidiaries or affiliates (under this Agreement or otherwise), (b) Applicant’s failure to perform or observe any other term or covenant of this Agreement, (c) Applicant’s breach of any representation or warranty made in this Agreement or any document delivered by it under this Agreement, (d) Applicant’s dissolution or termination, (e) institution by or against Applicant of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the appointment of a receiver, trustee, or other similar official for Applicant or for any substantial part of its property, (f) any actual or threatened seizure, vesting or intervention by or under authority of a government by which Applicant’s management is displaced or its authority or control of its business is curtailed, (g) attachment or restraint of any funds or other property which may be in, or come into, the possession or control of Citibank or of any third party acting on Citibank’s behalf, for the account or benefit of Applicant, or the issuance of any order of any court or other legal process against the same, (h) a material adverse change in Applicant’s business or condition (financial or otherwise), or (i) the occurrence of any of the above events with respect to any person or entity which has heretofore or hereafter guaranteed or provided any collateral security for any of the Obligations.

16.	Remedies.

If any Event of Default shall have occurred and be continuing, the face amount of the Credit as well as any or all other Obligations, whether or not matured or contingent, shall, at Citibank’s option, become due and payable immediately without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Applicant; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Applicant under applicable bankruptcy or insolvency law, the face amount of the Credit as well as all other Obligations, whether or not matured or contingent, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Applicant.

17.	Set-off.

If any Event of Default shall occur and be continuing, Citibank may set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Citibank or any of its affiliates to or for the credit or the account of Applicant (“Deposits”) against any and all of the Obligations, irrespective of whether or not Citibank shall have made any demand under this Agreement and although such Deposits or Obligations may be unmatured or contingent. Citibank’s rights under this section are in addition to other rights and remedies (including other rights of set-off) which Citibank may have under this Agreement or applicable law.

18.	Waiver of Immunity.

Applicant acknowledges that this Agreement is, and the Credit will be, entered into for commercial purposes and, to the extent that Applicant now or later acquires any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, Applicant now irrevocably waives its immunity with respect to the Obligations.

19.	Notices; Co-Applicants; Interpretation; Severability.

(a) Notices shall be effective, if to Applicant, when sent to its address indicated below the signature line and, if to Citibank, when received at 399 Park Avenue, New York, New York 10043, with a copy to Citicorp North America, Inc., 3800 Citibank Center, Tampa FL 33610, or, as to either party, such other address as either may notify the other in writing. Notices to the beneficiary of the Credit shall be effective when sent to the address maintained in Citibank’s letter of credit records for such beneficiary, and Applicant agrees to hold Citibank harmless with respect to any claim by the beneficiary of non-receipt of such a notice.

(b) If this Agreement is signed by two or more persons or entities, (i) each such person or entity shall be deemed an “Applicant” hereunder, (ii) each Applicant shall be jointly and severally liable for all Obligations and waives any defense that might otherwise be available to a guarantor of such Obligations, and (iii) notices from Citibank in connection with this Agreement or the Credit to any Applicant and notices from, or the consent of, any Applicant in connection with this Agreement or the Credit shall be sufficient to bind all Applicants.

(c) Headings are included only for convenience and are not interpretive. The term “including” means “including without limitation.”

(d) If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

20.	Successors and Assigns.

This Agreement shall be binding upon Applicant and its successors and permitted assigns, and shall inure to the benefit of and be enforceable by Citibank, its successors and assigns. Applicant shall not voluntarily transfer or otherwise assign any of its obligations under this Agreement. Citibank may transfer or otherwise assign its rights and obligations under this Agreement, in whole or in part, and shall be forever relieved from any liability with respect to the portion of Citibank’s rights or obligations transferred or assigned. Applicant acknowledges that information pertaining to Applicant as it relates to this Agreement or the Credit may be disclosed to (actual or potential) transferees, assignees, affiliates, contractors or, if required by law, court order or mandate, governmental authorities. This Agreement shall not be construed to confer any right or benefit upon any person or entity other than Applicant and Citibank and their respective successors and permitted assigns.

21.	Modification; No Waiver.

None of the terms of this Agreement may be waived or amended except in a writing signed by the party against whose interest the term is waived or amended. Forbearance, failure or delay by Citibank in the exercise of a remedy shall not constitute a waiver, nor shall any exercise or partial exercise of any remedy preclude any further exercise of that or any other remedy. Any waiver or consent by Citibank shall be effective only in the specific instance and for the specific purpose for which it is given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent.

22.	Multiple Role Disclosure.

Citibank and its affiliates offer a wide range of financial services, including back-office letter of credit processing services on behalf of financial institutions and letter of credit beneficiaries. Such services are provided internationally to a wide range of customers, some of whom may be Applicant’s counterparties or competitors. Applicant acknowledges and accepts that Citibank and its affiliates may perform more than one role in relation to the Credit, including to advise the Credit notwithstanding the selection by Applicant of an additional or alternative advising bank.

23.	Entire Agreement; Remedies Cumulative; Delivery of Documents Related to this Agreement.

(a) This Agreement constitutes the entire agreement between the parties concerning Citibank’s issuance of the Credit for Applicant’s account and supersedes all prior agreements governing such issuance unless specifically excluded in an annex hereto.

(b) All rights and remedies of Citibank under this Agreement and other documents delivered in connection with this Agreement or otherwise directly or indirectly related to the Obligations are cumulative and in addition to any other right or remedy available under this Agreement, the Credit or applicable law.

(c) Applicant may submit an executed Application for the Credit in original form, via a Citibank electronic banking platform such as “CitiDirect”, or by fax, email attachment or other electronic means. Applicant will be bound by any instructions so given. Delivery of a signed signature page to this Agreement by facsimile transmission or email attachment shall be effective as, and shall constitute physical delivery of, a signed original counterpart of this Agreement.

24.	Termination; Surviving Provisions.

(a) This Agreement may be terminated by Applicant only upon the occurrence of all of the following: (i) thirty (30) days shall have passed since Citibank shall have actually received written notice of such termination from Applicant; (ii) the amount of all Obligations, whether matured or contingent, shall have been paid to Citibank (and for the avoidance of doubt, the creation of any overdraft in Applicant’s account with Citibank shall not discharge Applicant’s Obligations hereunder); (iii) the Credit, if expiring at Citibank’s counters, shall have expired or been cancelled by Citibank; and (iv) if the Credit expires at the counters of an institution other than Citibank, a reasonable time (at least thirty (30) days, as determined in good faith by Citibank) shall have passed following the expiration or cancellation by Citibank of the Credit in order to allow such institution to present documents to Citibank.

(b) Restrictive provisions in this Agreement, such as indemnity, tax, immunity and jurisdiction provisions shall survive termination of this Agreement, expiration of the Credit, and payment of the Obligations.

(c) If the Credit is issued in favor of any bank, Citibank branch or other entity in support of an undertaking issued by such bank, branch or entity on behalf of Applicant or Citibank, Applicant shall remain liable under this Agreement (even after expiry of the Credit) for amounts paid and expenses incurred by Citibank with respect to the Credit or such undertaking until such time as Citibank or such other bank, branch or entity shall have no further liability, under applicable law, in connection with such undertaking.

25.	Governing Law; Governing Rules.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF APPLICANT AND CITIBANK HEREUNDER SHALL BE GOVERNED BY AND SUBJECT TO THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE UNITED STATES FEDERAL LAWS.

(b) Applicant agrees that Citibank may issue the Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication Nos. 500 (1993 Revision) or 600 (2007 Revision) (the “UCP 500” or the “UCP 600”) or, at Citibank’s option, such later revision thereof in effect at the time of issuance of the Credit (as so chosen for the Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at Citibank’s option, such later revision thereof in effect at the time of issuance of the Credit (as so chosen for the Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). Citibank’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.

(c) Applicant agrees that for matters not addressed by the chosen ICC Rule, the Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at Applicant’s request, the Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, Citibank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Citibank if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing the Credit.

26.	Jurisdiction; Service of Process

(a) This Agreement shall be deemed to have been made in New York County, New York, regardless of the order in which the signatures of the parties shall be affixed hereto. Applicant now irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in New York County, New York, for itself, and in respect of any of its property, and, if a law other than New York State law has been chosen to govern the Credit, Applicant also now irrevocably submits to the non-exclusive jurisdiction of any court sitting in such jurisdiction with respect to the Credit. Applicant agrees not to bring any action or proceeding against Citibank with respect to the Credit in any jurisdiction other than those described in the immediately preceding sentence. Applicant irrevocably waives any objection to venue or any claim of inconvenient forum.

(b) If Applicant is an entity formed under the laws of the United States, any state of the United States or the District of Columbia, Applicant agrees that any service of process or other notice of legal process may be served upon it by mail or hand delivery if sent to:

Care of Pacific Drilling Services, Inc., at

3050 Post Oak Blvd., Suite 1500, Houston, TX 77056 which Applicant now designates its authorized agent for service of process with respect to the courts located in the State of

New York in relation to the Credit and this Agreement. (If no authorized agent is designated in the space provided above, Applicant agrees that process shall be deemed served if sent to its address given for notices under this Agreement.) (c) If Applicant is an entity other than one described in (b) above, Applicant agrees that any service of process or other notice of legal process may be served upon it by mail or hand delivery if sent to:

                                                                                           at

                                                                                           in

the State of New York, which Applicant now confirms it has designated as its authorized agent for service of process with respect to the courts located in the State of New York in relation to the Credit and this Agreement.

(d) Applicant agrees that nothing in this Agreement shall affect Citibank’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Applicant in any other jurisdiction. Applicant agrees that final judgment against it in any action or proceeding shall be enforceable in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.

(continued next page)

27.	JURY TRIAL WAIVER.

APPLICANT AND CITIBANK EACH IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CREDIT, OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

Applicant:
Pacific Drilling Gibraltar Limited	Co-Applicant (if any):
Company Name
/s/ Christian Beckett	Company Name
By: Authorized Signer
Christian Beckett	By: Authorized Signer
Print Name
Director	Print Name
Title
Care of Pacific Drilling Services, Inc.,	Title
Address
3050 Post Oak Blvd., Suite 1500, Houston, TX 77056	Address

June 27, 2011
Date
Date

(For Citibank Use Only)

Approvals to Issue

Relationship Manager (Signature & Stamp)

Other required Signature & Stamp

AFSBLOC 04/08

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